Exhibit 2.14

Description of rights of each class of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)

American Depositary Shares (“ADSs”), each representing four Class A ordinary shares of Studio City International Holdings Limited (“we,” “our,” “our company,” or “us”), are listed and traded on the New York Stock Exchange and, in connection therewith, the Class A ordinary shares are registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This exhibit contains a description of the rights of (i) the holders of Class A ordinary shares and (ii) the holders of the ADSs. Ordinary shares underlying the ADSs are held in Hong Kong by the custodian, Deutsche Bank AG, Hong Kong Branch, on behalf of Deutsche Bank Trust Company Americas as depositary, and holders of ADSs will not be treated as holders of ordinary shares.

Description of Ordinary Shares

The following is a summary of material provisions of our currently effective amended and restated memorandum and articles of association (the “Memorandum and Articles of Association”), as well as the Companies Act (as amended) of the Cayman Islands (the “Companies Act”), insofar as they relate to the material terms of the Class A ordinary shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire Memorandum and Articles of Association, which has been filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to our annual report on Form 20-F for the fiscal year ended December 31, 2018 (File No. 001-38699) filed with the SEC on March 29, 2019.

Type and Class of Securities

Each Class A ordinary share has US$0.0001 par value. The number of Class A ordinary shares that have been issued as of the last day of the financial year for the annual report on Form 20-F to which this description is attached or incorporated by reference as an exhibit is provided on the cover page of such annual report on Form 20-F.

Rights of Ordinary Shares

General

All of our outstanding ordinary shares, including our Class A ordinary shares, are fully paid and non-assessable. Some of the ordinary shares are issued in registered form only with no share certificates. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. Under Article 4 of our memorandum of association, the objects for which we were established are unrestricted and we have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Act.

Dividends

The holders of our Class A ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Act and our articles of association. Our articles of association require notice of any dividend that may have been declared to be given to each holder of our Class A ordinary shares and, pursuant to our articles of association, all dividends unclaimed for one year after having been declared may be forfeited by resolution of the directors for the benefit of the Company.

Voting Rights

Each of our Class A ordinary shares entitles its holder to one vote on all matters to be voted on by shareholders generally. Holders of our Class A and Class B ordinary shares vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law or our memorandum of association and articles of association. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by our chairman or one or more shareholders present in person or by proxy entitled to vote and who together hold not less than 20% of the paid up voting share capital of our company.

A quorum required for a meeting of shareholders consists of one or more shareholders who hold at least 50 percent of our ordinary shares at the meeting present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Shareholders’ meetings are held at least annually and may be convened by our board on its own initiative or, failing a request by our board, upon a request to the directors by shareholders holding in aggregate at least 20 percent of our paid-up capital as at the date of deposit of the requisition carries the right of voting at such meetings. Advance notice of at least seven clear days is required for the convening of our annual general meeting and other shareholders meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of not less than two-thirds of the votes cast attaching to the ordinary shares. A special resolution will be required for important matters such as changing our name or making changes to our memorandum and articles of association.

Transfer of Ordinary Shares

Subject to the restrictions in our memorandum and articles of association and the Participation Agreement, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless:

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the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required; or

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four.

Our board of directors is required to refuse to register any purported transfer of Class B ordinary shares made otherwise than in compliance with the Participation Agreement. If our directors refuse to register a transfer they must, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

Exchange Right of New Cotai LLC (“New Cotai”)

Subject to certain conditions, New Cotai and its permitted transferees thereof may exchange their Participation Interest in MSC Cotai LLC for a number of Class A ordinary shares. If New Cotai exchanges all or a portion of the Participation Interest for Class A ordinary shares, it will also be deemed to have surrendered an equal number of Class B ordinary shares, and any Class B ordinary shares so surrendered will be canceled for no consideration.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of Class A ordinary shares will be distributed among the holders of the Class A ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately. Holders of our Class B ordinary shares do not have any right to receive a distribution upon a liquidation or winding up of the Company.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 clear days prior to the specified time and place of payment. The ordinary shares that have been called upon and remain unpaid on the specified time are subject to forfeiture. Shareholders are not liable for any capital calls by the Company except to the extent there is an amount unpaid on their shares.

Redemption of Ordinary Shares

Subject to the provisions of the Companies Act, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as the directors may determine.

Prohibitions on the Receipt of Dividends, the Exercise of Voting or Other Rights or the Receipt of Other Remuneration

Our memorandum and articles of association prohibit anyone who is an unsuitable person or an affiliate of an unsuitable person from:

•	receiving dividends or interest with regard to our shares;

•	exercising voting or other rights conferred by our shares; and

•	receiving any remuneration in any form from us or an affiliated company for services rendered or otherwise.

Such unsuitable person or its affiliate must sell all of the shares, or allow us to redeem or repurchase the shares on such terms and manner as the directors may determine and agree with the shareholders, within such period of time as specified by a gaming authority.

These prohibitions commence on the date that a gaming authority serves notice of a determination of unsuitability or our board determines that a person or its affiliate is unsuitable and continue until the securities are owned or controlled by persons found suitable by a gaming authority or our board, as applicable, to own them. An “unsuitable person” is any person who is determined by a gaming authority to be unsuitable to own or control any of our shares or who causes us or any affiliated company to lose or to be threatened with the loss of any gaming license, or who, in the sole discretion of our board, is deemed likely to jeopardize our or any of our affiliates’ application for, receipt of approval for right to the use of, or entitlement to, any gaming license.

The terms “affiliated companies,” “gaming authority” and “person” have the meanings set forth in our articles of association.

Redemption of Securities Owned or Controlled by an Unsuitable Person or an Affiliate

Our memorandum and articles of association provide that shares owned or controlled by an unsuitable person or an affiliate of an unsuitable person are redeemable by us, out of funds legally available for that redemption, by appropriate action of our board to the extent required by the gaming authorities making the determination of unsuitability or to the extent deemed necessary or advisable by our board having regard to relevant gaming laws. From and after the redemption date, the securities will not be considered outstanding and all rights of the unsuitable person or affiliate will cease, other than the right to receive the redemption price and the right to receive any dividends declared prior to any receipt of any written notice from a gaming authority declaring the suitable person to be an unsuitable person but not yet paid. The redemption price will be the price, if any, required to be paid by the gaming authority making the finding of unsuitability or, if the gaming authority does not require a price to be paid, the sum deemed to be the fair value of the securities by our board. The price for the shares will not exceed the closing price per share of the shares on the principal national securities exchange on which the shares are then listed on the trading date on the day before the redemption notice is given. If the shares are not then listed, the redemption price will not exceed the closing sales price of the shares as quoted on an automated quotation system, or if the closing price is not then reported, the mean between the bid and asked prices, as quoted by any other generally recognized reporting system. Our right of redemption is not exclusive of any other rights that we may have or later acquire under any agreement, its bylaws or otherwise. The redemption price may be paid in cash, by promissory note, or both, as required by the applicable gaming authority and, if not, as we elect.

Our memorandum and articles of association require any unsuitable person and any affiliate of an unsuitable person to indemnify us and our affiliated companies for any and all losses, costs and expenses, including legal fees, incurred by us and our affiliates as a result of, or arising out of, the unsuitable person’s or affiliate’s continuing ownership or control of shares, the neglect, refusal or other failure to comply with the provisions of our memorandum and articles of association relating to unsuitable persons, or failure to promptly divest itself of any shares in us when required by the relevant gaming laws or our memorandum and articles of association.

Requirements to Change the Rights of Holders of Ordinary Shares

Variations of Rights of Shares. All or any of the rights attached to any class of shares may, subject to the provisions of our memorandum and articles of association and the Companies Act, be varied or abrogated either with the written consent of the holders of at least a majority of the issued shares of that class or with the approval of the holders of at least a majority of the shares of that class present in person or by proxy at a separate general meeting of the holders of the shares of that class.

Changes in Capital

We may from time to time by ordinary resolution (but subject to other provisions of our memorandum and of articles of association):

•	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution may prescribe

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•	convert all or any of our paid-up shares into stock and reconvert that stock into paid up shares of any denomination;

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sub-divide our existing shares, or any of them, into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share will be the same as it was in case of the share from which the reduced share is derived; or

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cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so canceled.

We may by special resolution (subject to our memorandum and articles) reduce our share capital and any capital redemption reserve in any manner authorized by law.

Exempted Company

We are an exempted company incorporated with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary resident company except for the exemptions and privileges listed below:

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annual reporting requirements are minimal and consist mainly of a statement that the company has conducted its operations mainly outside of the Cayman Islands and has complied with the provisions of the Companies Act;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue shares with or without par value;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

Differences in Corporate Law

The Companies Act is modeled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Act differs from laws applicable to Delaware corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to Delaware corporations and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes: (i) a “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company; and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by: (i) a special resolution of the shareholders of each constituent company; and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association.

A merger between a parent company incorporated in the Cayman Islands and its subsidiary or subsidiaries incorporated in the Cayman Islands does not require authorization by a resolution of shareholders of the constituent companies provided a copy of the plan of merger is given to every shareholder of each subsidiary company to be merged unless that shareholder agrees otherwise. For this purpose, a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The plan of merger or consolidation must be filed with the Registrar of Companies in the Cayman Islands together with a declaration (among other matters) as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger and consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. The fair value of the shares will be determined by the Cayman Islands court if it cannot be agreed among the parties. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate, compromises or arrangements between a Cayman Islands company and its shareholders (or any class of them).

Following amendments to the Companies Act that became effective on August 31. 2022, the majority-in-number “headcount test” in relation to the approval of shareholders’ schemes of arrangement was abolished. Section 86(2A) of the Companies Act provides that, if 75% in value of the shareholders (or class of shareholders) of a Cayman Islands company agree to any compromise or arrangement, such compromise or arrangement shall, if sanctioned by the Cayman Court, be binding on all shareholders (or class of shareholders) of such company and on the company itself. Where a Cayman Islands company is in the course of being wound up, such compromise or arrangement would be binding on the liquidator and contributories of the company. In contrast, section 86(2) of the Companies Act continues to require (a) approval by a majority in number representing 75% in value; and (b) the sanction of the Grand Court of the Cayman Islands, in relation to any compromise or arrangement between a company and its creditors (or any class of them). At the initial directions hearing, the Cayman Islands court will make orders for (among other things) the convening of the meetings of creditors or shareholders (or classes of them, as applicable). While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the company has complied with the directions set down by the Cayman Islands court;

•	meeting was properly held and the statutory provisions as to the required majority vote have been met;

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the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his/her interest.

If a compromise or arrangement of a Cayman Islands company is thus approved by the shareholders in the context of a shareholders’ scheme and the Cayman Islands court subsequently sanctions such scheme, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares. This is because such scheme will be binding on all shareholders (or class of shareholders), regardless of whether all the shareholders (or class of shareholders) approved the scheme, upon the sanction order being made. Having said that, a dissenting shareholder would have the right to appeal the making of the sanction order to the Cayman Islands Court of Appeal, if there were grounds for doing so.

Shareholders’ Suits. Derivative actions have been brought in the Cayman Islands courts. In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) the company’s officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against the company where the individual rights of that shareholder have been infringed or are about to be infringed.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components, the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director must act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore it is considered that he or she owes the following duties to the company: a duty to act bona fide in the best interests of the company, a duty not to make a profit out of his or her position as director (unless the company permits him or her to do so), a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interests or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that the courts are moving towards an objective standard with regard to the required skill and care.

Under our memorandum and articles of association, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with our company must declare the nature of their interest at a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his or her interest.

Shareholder Action by Written Resolution. Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may eliminate the right of shareholders to act by written consent. Our memorandum and articles of association allow shareholders to act by written resolutions.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled for a single director, which increases the shareholder’s voting interest with respect to electing such director. As permitted under Cayman Islands law, our memorandum and articles of association do not provide for cumulative voting.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation may be removed with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, subject to the Shareholders’ Agreement, directors can be removed by special resolution of the shareholders.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date on which such person becomes an interested shareholder. An interested shareholder generally is one which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions entered into must be bona fide in the best interests of the company, for a proper corporate purpose and not with the effect of perpetrating a fraud on the minority shareholders.

Dissolution and Winding Up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting interest of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. The Delaware General Corporation Law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under our memorandum and articles of association, if our company is wound up, the liquidator of our company may distribute the assets with the sanction of an ordinary resolution of the shareholders and any other sanction required by law.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our memorandum and articles of association, if our share capital is divided into more than one class of shares, we may (subject to qualifications in the memorandum and articles of association) vary the rights attached to any class with the consent in writing of the holders of a majority of the issued shares of the relevant class or with the sanction of a resolution passed at a separate meeting of the holders of the shares of such class by a majority of the votes cast at such a meeting.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Our memorandum and articles of association may be amended by a special resolution of shareholders.

Waiver of Certain Corporate Opportunities. Under our memorandum and articles of association, the Company has renounced any interest or expectancy of the Company in, or in being offered an opportunity to participate in, certain opportunities where such opportunities come into the possession of one of our directors other than in his or her capacity as a director (as more particularly described in our memorandum and articles of association). This is subject to applicable law and may be waived by the relevant director.

Inspection of Books and Records. Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records. Holders of our shares have no general right under Cayman Islands law to inspect or obtain copies of our register of members or our corporate records (other than the memorandum and articles of association). However, we intend to provide our shareholders with annual reports containing audited financial statements.

Anti-Takeover Provisions in our Memorandum and Articles of Association. Some provisions of our memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including a provision that authorizes our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders. Such shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue these preference shares, the price of our ordinary shares may fall and the voting and other rights of the holders of our ordinary shares may be materially adversely affected. However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Rights of Non-Resident or Foreign Shareholders. There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Description of American Depositary Shares

For information regarding our ADSs, please refer to the Description of American Depositary Shares (incorporated by reference to our registration statement on Form F-1 (File No. 333-227232), as amended, initially filed with the SEC on September 7, 2018).